EXHIBIT 99.1

Pain Therapeutics Reports Q1 2015 Financial Results

- REMOXY® Transition Nears Completion, Setting Stage for Eventual NDA Resubmission -

AUSTIN, Texas, May 7, 2015 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the quarter ended March 31, 2015. Net loss in Q1 2015 was $2.6 million, or $0.06 per share, compared to a net loss in Q1 2014 of $3.5 million, or $0.08 per share. Cash and investments were $39.2 million at March 31, 2015. The Company continues to expect net cash usage in 2015 may be approximately $12 million.

Pain Therapeutics recently announced that it had resumed responsibility for REMOXY under the terms of a letter agreement with Pfizer. Pain Therapeutics and Pfizer continue to implement a detailed transition plan involving an orderly transfer of a large amount of data, materials, capital equipment and other assets related to REMOXY. Pain Therapeutics continues to believe the transition will be substantially completed in Q2 2015.  The Company has not yet provided guidance on a potential date to re-file the REMOXY New Drug Application.

Financial Highlights for Q1 2015

  At March 31, 2015, cash and investments were $39.2 million, compared to $40.6 million at December 31, 2014. The Company has no debt.

  Net cash used in Q1 2015 was $1.4 million.

  Research and development expenses decreased to $1.1 million in Q1 2015 from $2.1 million in Q1 2014, primarily due to lower spending on our early-stage product candidates. Research and development expenses included non-cash stock-related compensation costs of $0.3 million in both Q1 2015 and Q1 2014.

  General and administrative expenses increased to $1.5 million in Q1 2015 from $1.3 million in Q1 2014, primarily due to increased non-cash stock-related compensation costs. General and administrative expenses included non-cash stock-related compensation costs of $0.6 million in Q1 2015 and $0.4 million in Q1 2014.

About REMOXY®

We own world-wide commercial rights to our lead drug candidate, REMOXY Extended-Release Capsules CII, a unique, twice-a-day formulation of oral oxycodone. REMOXY's intended indication is for the management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time and for which alternative treatments are inadequate. We specifically developed REMOXY to discourage certain common methods of drug tampering and misuse. The REMOXY NDA is supported by multiple clinical trials, including a successful Phase III efficacy program that was conducted under a Special Protocol Assessment.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. The FDA has not approved our drug candidates for commercial sale.  For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, our projected cash use in 2015; and statements relating to Pfizer's return to us of rights to REMOXY, including data related to REMOXY and the timing of substantial completion of the transition of REMOXY back to us in connection with the termination of our Collaboration Agreement with Pfizer. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in Pfizer's return of REMOXY to us in connection with the termination of the Collaboration Agreement with Pfizer; difficulties or delays in development and testing of our other drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; and the potential for abuse-deterrent pain medications or other competing products to be developed by competitors and potential competitors or others. For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,
	2015	2014
Operating expenses
Research and development	$ 1,138	$ 2,147
General and administrative	1,457	1,317
Total operating expenses	2,595	3,464
Operating loss	(2,595)	(3,464)
Interest income	12	14
Net loss	$ (2,583)	$ (3,450)

Net loss per share, basic and diluted	$ (0.06)	$ (0.08)

Weighted-average shares used in computing net loss per share, basic and diluted	45,356	45,127

CONDENSED BALANCE SHEETS
(in thousands)
	March 31, 2015	December 31, 2014(1)
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities	$ 39,248	$ 40,590
Other current assets	119	239
Total current assets	39,367	40,829
Other assets	268	77
Total assets	$ 39,635	$ 40,906
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses	$ 462	$ 198
Other accrued liabilities	738	652
Total current liabilities	1,200	850
Non-current liabilities	—	—
Total liabilities	1,200	850
Stockholders' equity
Common Stock and additional paid-in-capital	157,510	156,548
Accumulated other comprehensive income	1	1
Accumulated deficit	(119,076)	(116,493)
Total stockholders' equity	38,435	40,056
Total liabilities and stockholders' equity	$ 39,635	$ 40,906

(1) Derived from the Company's annual financial statements as of December 31, 2014, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
CONTACT: For More Information Contact:
         Peter S. Roddy
         Vice President and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450